Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of The Goldman Sachs Group, Inc. of our report dated March 9, 2021 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in GreenSky, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2020. We also consent to the reference to us as experts under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia

November 5, 2021